NEWS

Charter Announces Fourth Quarter and Full Year 2013 Results
Product and Operational Improvements Accelerate Customer Growth

Stamford, Connecticut - February 21, 2014 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and twelve months ended December 31, 2013.

Key highlights:

•
Pro forma[1] for the acquisition of Bresnan, total residential customer relationships grew by 63,000 during the quarter, versus 24,000 during the fourth quarter of 2012. Residential primary service units (PSUs) increased by 147,000 during the period, versus 57,000 in the year-ago quarter.

•
For the full year 2013, Charter added 172,000 residential customers compared to growth of 120,000 residential customers in 2012. Charter saw improved growth across every residential PSU category in 2013, adding 415,000 residential PSUs, versus a gain of 296,000 in 2012, a year-over-year improvement of 40.2%.

•
Fourth quarter revenues of $2.1 billion grew 5.0% on a pro forma[1] basis as compared to the prior-year period, or 6.2% excluding advertising, led by growth in Internet, video, and commercial revenues. Total revenues for the full year rose 5.0% on a pro forma basis.

•
Fourth quarter residential revenues grew 4.9% on a pro forma basis versus the fourth quarter of 2012, when residential revenues grew by 2.3% on a pro forma basis. For the full year 2013, residential revenues grew by 4.7% on a pro forma basis versus 2.1% in 2012.

•
Pro forma for the acquisition of Bresnan, commercial customer relationships grew by 16,000 in the fourth quarter of 2013, compared to a gain of 4,000 during the fourth quarter of 2012. Fourth quarter commercial revenues grew 19.4% on a pro forma basis versus the prior-year period, primarily driven by higher sales to small and medium businesses and to carrier customers.

•	Fourth quarter Adjusted EBITDA[2] grew by 2.6% year-over-year on a pro forma basis. Excluding the impact of political advertising, fourth quarter Adjusted EBITDA grew by 4.8%.

"Our 2013 results show the early success of our strategies to drive accelerated customer growth. We now deliver a competitive, highly valuable suite of products and services to our customers, and we are beginning to execute at a high level, evidenced by improving trends through the year,” said Tom Rutledge, President and CEO of Charter Communications. “We will continue that momentum in 2014, and plan to complete our all-digital initiative this year, allowing us to deliver a superior set of services across the vast majority of our footprint. Combined with improved service capabilities and higher customer satisfaction, these strategies are expected to result in greater market share and improving cash flow per home passed, as we position Charter for long-term growth and value creation.”

1 All customer data and results, unless otherwise noted, are pro forma for the Bresnan transaction, as if it had occurred on January 1, 2012, and are provided in the addendum of this news release.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net income (loss) and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	Actual	Pro Forma
	December 31, 2013 (a)	December 31, 2012 (a)	Y/Y Change
Footprint
Estimated Video Passings (b)	12,799	12,741	—
Estimated Internet Passings (b)	12,467	12,427	—
Estimated Voice Passings (b)	11,898	11,752	1%

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	33.9%	35.0%	-1.1 ppts
Internet Penetration of Estimated Internet Passings (c)	37.2%	34.4%	2.8 ppts
Voice Penetration of Estimated Voice Passings (c)	20.3%	18.6%	1.7 ppts

Residential
Residential Customer Relationships (d)	5,561	5,389	3%
Residential Non-Video Customers	1,384	1,103	25%
% Non-Video	24.9%	20.5%	4.4 ppts

Customers
Video (e)	4,177	4,286	(3)%
Internet (f)	4,383	4,059	8%
Voice (g)	2,273	2,073	10%
Residential PSUs (h)	10,833	10,418	4%
Residential PSU / Customer Relationships (d)(h)	1.95	1.93

Quarterly Net Additions/(Losses) (i)
Video (e)	(2)	(36)	94%
Internet (f)	93	59	58%
Voice (g)	56	34	65%
Residential PSUs (h)	147	57	158%

Single Play Penetration (j)	37.6%	37.3%	0.3 ppts
Double Play Penetration (k)	29.8%	32.0%	-2.2 ppts
Triple Play Penetration (l)	32.6%	30.7%	1.9 ppts
Digital Penetration (m)	91.8%	86.8%	5.0 ppts

Revenue per Customer Relationship (d)(n)	$107.97	$105.76	2%

Commercial
Commercial Customer Relationships (d)(o)	375	341	10%

Customers
Video (e)(o)	165	177	(7)%
Internet (f)	257	210	22%
Voice (g)	145	116	25%
Commercial PSUs (h)	567	503	13%

Quarterly Net Additions/(Losses) (i)
Video (e)(o)	(1)	(3)	67%
Internet (f)	12	8	50%
Voice (g)	7	7	—
Commercial PSUs (h)	18	12	50%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

On July 1, Charter completed its acquisition of Cablevision's Bresnan Broadband Holdings, LLC and its subsidiaries (collectively, "Bresnan"). As a result of the acquisition, Charter added cable operating systems in Montana, Wyoming, Colorado and Utah that pass approximately 670,000 homes and serve approximately 375,000 residential and business customers. All customer data referred to herein, are pro forma for the Bresnan transaction, as if it had occurred on January 1, 2012.

During the fourth quarter of 2013, Charter saw year-over-year and sequential improvement in customer relationship and PSU growth. Residential customer relationships grew by 63,000, up from 24,000 in the fourth quarter of 2012. Commercial customer relationships grew by 16,000 in the fourth quarter of 2013, compared to a gain of 4,000 in the prior-year period. Residential PSUs increased by 147,000 versus 57,000 in the year-ago quarter, while commercial PSUs increased 18,000 during the fourth quarter versus a gain of 12,000 in the year-ago quarter.

For the full year 2013, Charter added 172,000 residential customers compared to growth of 120,000 residential customers in 2012. In 2013, Charter also saw net additions improvement across every residential PSU category compared to the prior year, adding 415,000 residential PSUs, versus a gain of 296,000 in 2012, for a year-over-year improvement of 40.2%.

At the end of 2013, Charter had completed approximately 15% of its all-digital initiative, with customers in these markets generally having access to over 170 HD channels. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-tops, which offer higher picture quality, an interactive programming guide and video on demand on all TV outlets in the home. Charter expects to complete its all-digital roll out across its footprint by year end 2014, at which time nearly all of Charter's residential customers will have access to Charter Spectrum, an industry-leading suite of video, data, and voice services that will include over 200 HD channels, in addition to minimum offered Internet speeds of 60 Mbps, and a fully featured voice service at a highly competitive price.

Residential video customers declined by 2,000 in the fourth quarter of 2013, versus a loss of 36,000 in the year-ago period. The year-over-year improvement in video net adds was driven by a more competitive video product, including more HD channels, attractive packaging of advanced services, including Charter's new TV app, our transition to new selling methods, and improved service quality.

Charter added 93,000 residential Internet customers in the fourth quarter of 2013, compared to 59,000 a year ago. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering. As of December 31, 2013, approximately 75% of Charter's residential Internet customers subscribed to tiers that provided speeds of 30 Mbps or more.

During the fourth quarter, the Company added 56,000 residential voice customers, versus a gain of 34,000 during the fourth quarter of 2012. For the full year 2013, Charter added 200,000 voice customers versus 134,000 in 2012, an improvement of 49.3%.

Fourth quarter residential revenue per customer relationship totaled $107.97, and grew by 2.1% on a pro forma basis, from $105.76 in the fourth quarter of 2012, driven by rate adjustments, higher product sell-in and promotional rate step-ups, partially offset by the migration of legacy customers to Charter's new pricing and packaging and continued single play Internet sell-in.

Fourth Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,
	2013	2012		2012
	Actual	Pro Forma	% Change	Actual	% Change
REVENUES:
Video	$1,046	$994	5.2%	$927	12.8%
Internet	590	513	15.0%	482	22.4%
Voice	154	199	(22.6)%	186	(17.2)%
Commercial	228	191	19.4%	177	28.8%
Advertising sales	83	101	(17.8)%	96	(13.5)%
Other	47	47	—%	45	4.4%
Total Revenues	2,148	2,045	5.0%	1,913	12.3%

COSTS AND EXPENSES:
Total operating costs and expenses (excluding depreciation and amortization)	1,384	1,300	6.5%	1,215	13.9%

Adjusted EBITDA	$764	$745	2.6%	$698	9.5%

Adjusted EBITDA margin	35.6%	36.4%		36.5%

Capital Expenditures	$566	$469		$449
% Total Revenues	26.4%	22.9%		23.5%

Net income (loss)	$39	$(73)		$(40)
Income (loss) per common share, basic	$0.38	$(0.73)		$(0.41)
Income (loss) per common share, diluted	$0.35	$(0.73)		$(0.41)

Net cash flows from operating activities	$595			$485
Free cash flow	$84			$33

Revenue

Fourth quarter 2013 revenues rose to $2.1 billion, 5.0% higher on a pro forma basis than the year-ago quarter, due to growth in Internet, video and commercial revenues. On an actual basis, fourth quarter revenues rose 12.3% year-over-year.

Video revenues totaled $1.0 billion in the fourth quarter, an increase of 5.2% on a pro forma basis compared to the prior-year period. Video revenue growth was driven by higher expanded basic and digital penetration, annual and promotional rate adjustments, higher advanced services penetration, and revenue allocation from higher bundling, partially offset by a decrease in residential limited basic video customers and premium revenue. Video revenues grew by 12.8% year-over-year, on an actual basis.

Internet revenues grew 15.0% on a pro forma basis compared to the year-ago quarter to $590 million, driven by an increase of 324,000 Internet customers during the last year and by price adjustments. On an actual basis, Internet revenues grew 22.4% year-over-year.

Voice revenues totaled $154 million, down 22.6% on a pro forma basis versus the fourth quarter of 2012, due to value-based pricing and revenue allocation from higher bundling, partially offset by the addition of 200,000 voice customers in the last twelve months. Voice revenues declined 17.2% year-over-year, on an actual basis.

Commercial revenues rose to $228 million, an increase of 19.4% on a pro forma basis over the prior-year period, and was driven by higher sales to small and medium businesses and to carrier customers. On an actual basis, commercial revenues grew 28.8% year-over-year.

Fourth quarter advertising sales revenues of $83 million declined 17.8% on a pro forma basis compared to the year-ago quarter, driven by a decline in political advertising revenue, which saw strength in the fourth quarter of 2012, given local and national elections. Advertising sales declined 13.5% year-over-year, on an actual basis.

Operating Costs and Expenses

Fourth quarter total operating costs and expenses increased 6.5% on a pro forma basis compared to the year-ago period, reflecting increases in programming costs, marketing expenses, and other expenses.

Fourth quarter programming expense increased by $38 million on a pro forma basis, or 7.3%, as compared to the fourth quarter of 2012, reflecting contractual programming increases and higher expanded basic package penetration. Marketing costs increased by $21 million on a pro forma basis, or 19.8% as compared to the fourth quarter of 2012, reflecting increased sales activity and sales channel development. Other expenses grew by $28 million on a pro forma basis, or 15.4%, as compared to the fourth quarter of 2012, reflecting higher labor costs to support commercial revenue growth and higher collection costs. On an actual basis, total operating costs and expenses grew by 13.9% year-over-year.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $764 million grew by 2.6% year-over-year on a pro forma basis, reflecting pro forma revenue growth and operating costs and expenses growth of 5.0% and 6.5%, respectively. On an actual basis, Adjusted EBITDA grew by 9.5% compared to the year-ago quarter, primarily driven by the acquisition of Bresnan. Adjusted EBITDA margin declined to 35.6% versus the prior year period on both a pro forma and actual basis, given higher programming and growth-related expenses and lower high margin political advertising.

Net Income

Net income totaled $39 million in the fourth quarter of 2013, compared to a net loss of $73 million on a pro forma basis and $40 million on an actual basis in the year-ago period. Net income increased year-over-year on a pro forma basis primarily due to higher income from operations and a $4 million tax benefit in the fourth quarter of 2013 versus a $75 million pro forma tax expense in the fourth quarter of 2012. The tax benefit was primarily related to a partnership restructuring in the fourth quarter of 2013, as well as refinancing transactions completed in 2013. Basic net income per common share was $0.38 in the fourth quarter of 2013 compared to net loss per common share of $0.73 on a pro forma basis, and $0.41 on an actual basis during the same period last year. The increase was primarily the result of the factors described above.

Capital Expenditures

Property, plant and equipment expenditures were $566 million in the fourth quarter of 2013, compared to $469 million on a pro forma basis and $449 million on an actual basis, during the fourth quarter of 2012. The increase was primarily driven by higher spending on customer premise equipment to support customer growth and Charter's all-digital initiative, and higher spending on scalable infrastructure and support capital.

Cash Flow

During the fourth quarter of 2013, net cash flows from operating activities totaled $595 million, compared to $485 million in the fourth quarter of 2012. The increase in net cash flows from operating activities was primarily related to an increase in Adjusted EBITDA and the timing of cash interest payments.

Free cash flow for the fourth quarter of 2013 was $84 million, compared to $33 million during the same period last year. The increase was primarily due to higher cash flow from operating activities versus the prior-year period, partially offset by higher capital expenditures.

Year to Date Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Year Ended December 31, 2013
	2013	2012		2013	2012
	Pro Forma	Pro Forma	% Change	Actual	Actual	% Change
REVENUES:
Video	$4,167	$3,902	6.8%	$4,030	$3,639	10.7%
Internet	2,253	1,986	13.4%	2,186	1,866	17.1%
Voice	668	884	(24.4)%	644	828	(22.2)%
Commercial	850	711	19.5%	822	658	24.9%
Advertising sales	297	349	(14.9)%	291	334	(12.9)%
Other	184	185	(0.5)%	182	179	1.7%
Total Revenues	8,419	8,017	5.0%	8,155	7,504	8.7%

COSTS AND EXPENSES:
Total operating costs and expenses (excluding depreciation and amortization)	5,471	5,153	6.2%	5,297	4,810	10.1%

Adjusted EBITDA	$2,948	$2,864	2.9%	$2,858	$2,694	6.1%

Adjusted EBITDA margin	35.0%	35.7%		35.0%	35.9%

Capital Expenditures	$1,854	$1,816		$1,825	$1,745
% Total Revenues	22.0%	22.7%		22.4%	23.3%

Net loss	$(194)	$(392)		$(169)	$(304)
Loss per common share, basic and diluted	$(1.90)	$(3.93)		$(1.65)	$(3.05)

Net cash flows from operating activities				$2,158	$1,876
Free cash flow				$409	$144

Revenue

For the year ended December 31, 2013, pro forma revenues rose to $8.4 billion, 5.0% higher on a pro forma basis than in 2012, driven by continued growth in Internet, video and commercial revenues. On an actual basis, full year 2013 revenues rose 8.7% year-over-year.

Operating Costs and Expenses

Pro forma operating costs and expenses totaled $5.5 billion in 2013, an increase of 6.2% on a pro forma basis compared to the year-ago period, reflecting increases in programming costs, costs to service customers, marketing expenses, and other expenses. On an actual basis, total operating costs and expenses grew by 10.1% year-over-year.

Adjusted EBITDA

Pro forma Adjusted EBITDA was $2.9 billion for the year ended December 31, 2013, an increase of 2.9% compared to 2012, on a pro forma basis. On an actual basis, Adjusted EBITDA grew by 6.1% compared to the year-ago period, driven by higher organic revenue growth and the acquisition of Bresnan. Charter's Adjusted EBITDA margin declined year-over-year, on both a pro forma and actual basis, to 35.0%.

Net Loss

For the year ended December 31, 2013, pro forma net loss was $194 million, compared to $392 million on a pro forma basis, in 2012. Net loss decreased year-over-year primarily due to lower income tax expense, lower interest expense, and higher income from operations. The lower tax expense in 2013 was primarily related to a $4 million tax benefit in the fourth quarter related to a partnership restructuring, as well as refinancing transactions completed in 2013. On a pro forma basis, net loss per common share was $1.90 for the year ended December 31, 2013, compared to $3.93 on a pro forma basis in 2012. The decrease was the result of the factors described above, in addition to a 2.3% increase in weighted average shares outstanding in the last twelve months, driven primarily by the exercise of 4.5 million warrants in 2013.

On an actual basis, net loss for the year ended December 31, 2013, totaled $169 million, compared to $304 million in 2012. On an actual basis, net loss per common share was $1.65 for the year ended December 31, 2013, compared to $3.05, on an actual basis in 2012.

Capital Expenditures

On an actual basis, capital expenditures for the year ended December 31, 2013, totaled $1.8 billion, consistent with Charter's previously stated estimate, and compared to $1.7 billion in 2012. The year-over-year increase related to higher residential and commercial customer growth, as well as higher set-top box placement in existing homes, and expenditures for back-office support and for real estate related to our organizational realignment, and the acquisition of Bresnan.

Pro forma property, plant and equipment expenditures for the full year 2013, totaled $1.9 billion, compared to $1.8 billion in 2012.

In 2014, capital expenditures are expected to be approximately $2.2 billion, driven by Charter's all-digital transition including the deployment of additional set-top boxes in new and existing customer homes, growth in Charter's commercial business, and further spend related to efforts to insource service operations as well as product development. The actual amount of our capital expenditures will depend on a number of factors including the growth rates of both our residential and commercial businesses, and the pace at which we progress to all-digital transmission, which we anticipate will comprise approximately $400 million of 2014 capital expenditures.

Cash Flow

In 2013, net cash flows from operating activities totaled $2.2 billion compared to $1.9 billion in 2012. The increase in net cash flows from operating activities was primarily related to an increase in Adjusted EBITDA and the timing of cash interest payments.

Free cash flow for the year ended December 31, 2013 was $409 million, compared to $144 million during the same period last year. The increase was primarily due to higher cash flow from operating activities versus the prior-year, partially offset by higher capital expenditures.

Liquidity

Total principal amount of debt was approximately $14.2 billion as of December 31, 2013. At the end of the quarter, Charter held $21 million of cash and cash equivalents, and its credit facilities provided approximately $1.1 billion of additional liquidity.

Conference Call

Charter will host a conference call on Friday, February 21, 2014 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 30047929.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on March 21, 2014. The conference ID code for the replay is 30047929.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-K for the year ended December 31, 2013 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net income (loss) and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, (gain) loss on extinguishment of debt, (gain) loss on derivative instruments, net and other operating expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

Management and the Company's board of directors use adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $54 million and $49 million for the three months ended December 31, 2013 and 2012, respectively, and $201 million and $191 million for the year ended December 31, 2013 and 2012, respectively.

In addition to the actual results for the three months and year ended December 31, 2013 and 2012, we have provided pro forma results in this release for the year ended December 31, 2013 and the three months and year ended December 31, 2012. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012. Pro forma statements of operations for the year ended December 31, 2013 and the three months and year ended December 31, 2012 are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning," "designed," "create" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies, including in connection with our plan to make our systems all-digital in 2014;

•	the effects of governmental regulation on our business or potential business combination transaction;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;

•
our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions; and

•
the ultimate outcome of any possible transaction between Charter and Comcast Corporation ("Comcast") and/or Time Warner Cable Inc. ("TWC"), including the possibility that Charter will not pursue any transaction; and if a transaction were to occur, the ultimate outcome and results of integrating the operations, the ultimate outcome of Charter’s pricing and packaging and operating strategy applied to the acquired systems and the ultimate ability to realize synergies.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012		2013	2012
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$1,046	$927	12.8%	$4,030	$3,639	10.7%
Internet	590	482	22.4%	2,186	1,866	17.1%
Voice	154	186	(17.2)%	644	828	(22.2)%
Commercial	228	177	28.8%	822	658	24.9%
Advertising sales	83	96	(13.5)%	291	334	(12.9)%
Other	47	45	4.4%	182	179	1.7%
Total Revenues	2,148	1,913	12.3%	8,155	7,504	8.7%

COSTS AND EXPENSES:
Programming	561	491	14.3%	2,146	1,965	9.2%
Franchises, regulatory and connectivity	103	96	7.3%	399	383	4.2%
Costs to service customers	383	357	7.3%	1,514	1,363	11.1%
Marketing	127	98	29.6%	479	422	13.5%
Other	210	173	21.4%	759	677	12.1%
Total operating costs and expenses (excluding depreciation and amortization)	1,384	1,215	13.9%	5,297	4,810	10.1%

Adjusted EBITDA	764	698	9.5%	2,858	2,694	6.1%

Adjusted EBITDA margin	35.6%	36.5%		35.0%	35.9%

Depreciation and amortization	500	466		1,854	1,713
Stock compensation expense	11	13		48	50
Other operating expenses, net	7	13		31	15

Income from operations	246	206		925	916

OTHER INCOME (EXPENSES):
Interest expense, net	(211)	(216)		(846)	(907)
Gain (loss) on extinguishment of debt	—	19		(123)	(55)
Gain on derivative instruments, net	2	—		11	—
Other expense, net	(2)	—		(16)	(1)
	(211)	(197)		(974)	(963)

Income (loss) before income taxes	35	9		(49)	(47)

Income tax benefit (expense)	4	(49)		(120)	(257)

Net income (loss)	$39	$(40)		$(169)	$(304)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.38	$(0.41)		$(1.65)	$(3.05)

Diluted	$0.35	$(0.41)		$(1.65)	$(3.05)

Weighted average common shares outstanding, basic	103,836,535	100,003,344		101,934,630	99,657,989

Weighted average common shares outstanding, diluted	111,415,982	100,003,344		101,934,630	99,657,989

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Fourth Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012		2013	2012
	Actual	Pro Forma (a)	% Change	Pro Forma (a)	Pro Forma (a)	% Change
REVENUES:
Video	$1,046	$994	5.2%	$4,167	$3,902	6.8%
Internet	590	513	15.0%	2,253	1,986	13.4%
Voice	154	199	(22.6)%	668	884	(24.4)%
Commercial	228	191	19.4%	850	711	19.5%
Advertising sales	83	101	(17.8)%	297	349	(14.9)%
Other	47	47	—%	184	185	(0.5)%
Total Revenues	2,148	2,045	5.0%	8,419	8,017	5.0%

COSTS AND EXPENSES:
Programming	561	523	7.3%	2,214	2,091	5.9%
Franchises, regulatory and connectivity	103	105	(1.9)%	417	419	(0.5)%
Costs to service customers	383	384	(0.3)%	1,566	1,472	6.4%
Marketing	127	106	19.8%	497	457	8.8%
Other	210	182	15.4%	777	714	8.8%
Total operating costs and expenses (excluding depreciation and amortization)	1,384	1,300	6.5%	5,471	5,153	6.2%

Adjusted EBITDA	764	745	2.6%	2,948	2,864	2.9%

Adjusted EBITDA margin	35.6%	36.4%		35.0%	35.7%

Depreciation and amortization	500	507		1,908	1,877
Stock compensation expense	11	13		48	50
Other operating expenses, net	7	13		31	15

Income from operations	246	212		961	922

OTHER INCOME (EXPENSES):
Interest expense, net	(211)	(229)		(873)	(960)
Gain (loss) on extinguishment of debt	—	19		(123)	(55)
Gain on derivative instruments, net	2	—		11	—
Other expense, net	(2)	—		(16)	(1)
	(211)	(210)		(1,001)	(1,016)

Income (loss) before income taxes	35	2		(40)	(94)

Income tax benefit (expense)	4	(75)		(154)	(298)

Net income (loss)	$39	$(73)		$(194)	$(392)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.38	$(0.73)		$(1.90)	$(3.93)

Diluted	$0.35	$(0.73)		$(1.90)	$(3.93)

Weighted average common shares outstanding, basic	103,836,535	100,003,344		101,934,630	99,657,989

Weighted average common shares outstanding, diluted	111,415,982	100,003,344		101,934,630	99,657,989

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

(a) Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

December 31, 2013. Pro forma revenues, operating expenses and net loss increased by $264 million, $174 million and $25 million, respectively, for the year ended December 31, 2013.

December 31, 2012. Pro forma revenues, operating expenses and net loss increased by $132 million, $85 million and $33 million, respectively, for the three months ended December 31, 2012. Pro forma revenues, operating expenses and net loss increased by $513 million, $343 million and $88 million, respectively, for the year ended December 31, 2012.

Addendum to Charter Communications, Inc. Fourth Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21	$7
Restricted cash and cash equivalents	—	27
Accounts receivable, net	234	234
Prepaid expenses and other current assets	67	62
Total current assets	322	330

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	7,981	7,206
Franchises	6,009	5,287
Customer relationships, net	1,389	1,424
Goodwill	1,177	953
Total investment in cable properties, net	16,556	14,870

OTHER NONCURRENT ASSETS	417	396

Total assets	$17,295	$15,596

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,467	$1,224
Total current liabilities	1,467	1,224

LONG-TERM DEBT	14,181	12,808
DEFERRED INCOME TAXES	1,431	1,321
OTHER LONG-TERM LIABILITIES	65	94

SHAREHOLDERS’ EQUITY	151	149

Total liabilities and shareholders’ equity	$17,295	$15,596

Addendum to Charter Communications, Inc. Fourth Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$39	$(40)	$(169)	$(304)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	500	466	1,854	1,713
Stock compensation expense	11	13	48	50
Noncash interest expense	10	12	43	45
(Gain) loss on extinguishment of debt	—	(19)	123	55
Gain on derivative instruments, net	(2)	—	(11)	—
Deferred income taxes	—	47	112	250
Other, net	2	7	34	(5)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	—	16	10	34
Prepaid expenses and other assets	13	4	—	(8)
Accounts payable, accrued liabilities and other	22	(21)	114	46
Net cash flows from operating activities	595	485	2,158	1,876

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(566)	(449)	(1,825)	(1,745)
Change in accrued expenses related to capital expenditures	55	(3)	76	13
Sales (purchases) of cable systems, net	(3)	—	(676)	19
Other, net	(3)	(6)	(18)	(24)
Net cash flows from investing activities	(517)	(458)	(2,443)	(1,737)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	213	1,477	6,782	5,830
Repayments of long-term debt	(343)	(2,347)	(6,520)	(5,901)
Payments for debt issuance costs	—	(12)	(50)	(53)
Purchase of treasury stock	(4)	(7)	(15)	(11)
Proceeds from exercise of options and warrants	37	2	104	15
Other, net	(1)	(1)	(2)	(14)
Net cash flows from financing activities	(98)	(888)	299	(134)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(20)	(861)	14	5
CASH AND CASH EQUIVALENTS, beginning of period	41	868	7	2
CASH AND CASH EQUIVALENTS, end of period	$21	$7	$21	$7

CASH PAID FOR INTEREST	$179	$257	$763	$904

Addendum to Charter Communications, Inc. Fourth Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	Actual		Pro Forma
	December 31, 2013 (a)	September 30, 2013 (a)	December 31, 2012 (a)
Footprint
Estimated Video Passings (b)	12,799	12,794	12,741
Estimated Internet Passings (b)	12,467	12,475	12,427
Estimated Voice Passings (b)	11,898	11,815	11,752

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	33.9%	34.0%	35.0%
Internet Penetration of Estimated Internet Passings (c)	37.2%	36.4%	34.4%
Voice Penetration of Estimated Voice Passings (c)	20.3%	19.9%	18.6%

Residential
Residential Customer Relationships (d)	5,561	5,498	5,389
Residential Non-Video Customers	1,384	1,319	1,103
% Non-Video	24.9%	24.0%	20.5%

Customers
Video (e)	4,177	4,179	4,286
Internet (f)	4,383	4,290	4,059
Voice (g)	2,273	2,217	2,073
Residential PSUs (h)	10,833	10,686	10,418
Residential PSU / Customer Relationships (d)(h)	1.95	1.94	1.93

Quarterly Net Additions/(Losses) (i)
Video (e)	(2)	(27)	(36)
Internet (f)	93	86	59
Voice (g)	56	41	34
Residential PSUs (h)	147	100	57

Single Play Penetration (j)	37.6%	37.7%	37.3%
Double Play Penetration (k)	29.8%	30.2%	32.0%
Triple Play Penetration (l)	32.6%	32.2%	30.7%
Digital Penetration (m)	91.8%	91.2%	86.8%
Revenue per Customer Relationship (d)(n)	$107.97	$108.52	$105.76

Commercial
Commercial Customer Relationships (d)(o)	375	359	341

Customers
Video (e)(o)	165	166	177
Internet (f)	257	245	210
Voice (g)	145	138	116
Commercial PSUs (h)	567	549	503

Quarterly Net Additions/(Losses) (i)
Video (e)(o)	(1)	2	(3)
Internet (f)	12	12	8
Voice (g)	7	7	7
Commercial PSUs (h)	18	21	12

Pro forma operating statistics reflect certain acquisitions of cable systems in 2013 as if such transactions had occurred as of the last day of the respective period for all periods presented.

At December 31, 2012, actual residential video, Internet and voice customers were 3,989,000, 3,785,000 and 1,914,000, respectively; actual commercial video, Internet and voice customers were 169,000, 193,000 and 105,000, respectively.

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Fourth Quarter 2013 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at December 31, 2013, September 30, 2013 and December 31, 2012, customers include approximately 11,300, 9,700 and 18,400 customers, respectively, whose accounts were over 60 days past due in payment, approximately 800, 1,000 and 2,600 customers, respectively, whose accounts were over 90 days past due in payment and approximately 900, 900 and 1,700 customers, respectively, whose accounts were over 120 days past due in payment.

(b)
"Passings” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	"Penetration" represents residential and commercial customers as a percentage of estimated passings for the service indicated.

(d)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association ("NCTA"). Commercial customer relationships include video customers in commercial structures, which are calculated on an EBU basis (see footnote (o)) and non-video commercial customer relationships.

(e)	"Video Customers” represent those customers who subscribe to our video services.

(f)	"Internet Customers" represent those customers who subscribe to our Internet services.

(g)	"Voice Customers" represent those customers who subscribe to our voice services.

(h)	"Primary Service Units" or "PSUs" represent the total of video, Internet and voice customers.

(i)	"Quarterly Net Additions/(Losses)" represent the net gain or loss in the respective quarter for the service indicated.

(j)	"Single Play Penetration" represents residential customers receiving only one Charter service offering, including video, Internet or voice, as a % of residential customer relationships.

(k)	"Double Play Penetration" represents residential customers receiving only two Charter service offering, including video, Internet and/or voice, as a % of residential customer relationships.

(l)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and voice, as a % of residential customer relationships.

(m)	"Digital Penetration" represents the number of residential digital video customers as a percentage of residential video customers.

(n)
"Revenue per Customer Relationship" is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(o)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating basic video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers. For example, commercial video customers decreased by 10,000 during the year ended December 31, 2013 due to published video rate increases.

Addendum to Charter Communications, Inc. Fourth Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	Actual	Actual	Actual	Actual

Net income (loss)	$39	$(40)	$(169)	$(304)
Plus: Interest expense, net	211	216	846	907
Income tax (benefit) expense	(4)	49	120	257
Depreciation and amortization	500	466	1,854	1,713
Stock compensation expense	11	13	48	50
(Gain) loss on extinguishment of debt	—	(19)	123	55
Gain on derivative instruments, net	(2)	—	(11)	—
Other, net	9	13	47	16

Adjusted EBITDA (b)	764	698	2,858	2,694
Less: Purchases of property, plant and equipment	(566)	(449)	(1,825)	(1,745)

Adjusted EBITDA less capital expenditures	$198	$249	$1,033	$949

Net cash flows from operating activities	$595	$485	$2,158	$1,876
Less: Purchases of property, plant and equipment	(566)	(449)	(1,825)	(1,745)
Change in accrued expenses related to capital expenditures	55	(3)	76	13

Free cash flow	$84	$33	$409	$144

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	Actual	Pro Forma (a)	Pro Forma (a)	Pro Forma (a)

Net income (loss)	$39	$(73)	$(194)	$(392)
Plus: Interest expense, net	211	229	873	960
Income tax (benefit) expense	(4)	75	154	298
Depreciation and amortization	500	507	1,908	1,877
Stock compensation expense	11	13	48	50
(Gain) loss on extinguishment of debt	—	(19)	123	55
Gain on derivative instruments, net	(2)	—	(11)	—
Other, net	9	13	47	16

Adjusted EBITDA (b)	764	745	2,948	2,864
Less: Purchases of property, plant and equipment	(566)	(469)	(1,854)	(1,816)

Adjusted EBITDA less capital expenditures	$198	$276	$1,094	$1,048

(a) Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

(b) See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA. Political advertising contributed to Adjusted EBITDA $1 million and $17 million for the three months ended December 31, 2013 and 2012, respectively.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	Actual	Actual	Actual	Actual

Customer premise equipment (a)	$223	$164	$841	$795
Scalable infrastructure (b)	142	86	352	387
Line extensions (c)	57	61	219	192
Upgrade/Rebuild (d)	46	74	183	212
Support capital (e)	98	64	230	159

Total capital expenditures (f)	$566	$449	$1,825	$1,745

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	Actual	Pro Forma (g)	Pro Forma (g)	Pro Forma (g)

Customer premise equipment (a)	$223	$169	$854	$826
Scalable infrastructure (b)	142	92	362	407
Line extensions (c)	57	62	221	196
Upgrade/Rebuild (d)	46	78	185	220
Support capital (e)	98	68	232	167

Total capital expenditures	$566	$469	$1,854	$1,816

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures include $98 million and $88 million for the three months ended December 31, 2013 and 2012, respectively, and $319 million and $269 million for the year months ended December 31, 2013 and 2012, respectively, of capital expenditures related to commercial services.

(g)	Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

Addendum to Charter Communications, Inc. Fourth Quarter 2013 Earnings Release